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                              March 13, 1996




Consolidated Edison Company
  of New York, Inc.
4 Irving Place
New York, New York  10003

               Re:  Securities Being Registered Under
                    the Securities Act of 1933

Dear Sirs:

     As the Senior Vice President and General Counsel and chief legal officer of Consolidated Edison Company of New York, Inc. ("Con Edison"), I have general supervision of the legal affairs of Con Edison and the personnel of Con Edison's Law Department.
I and other members of Con Edison's Law Department have represented Con Edison in connection with the filing by Con Edison with the Securities and Exchange Commission of a Registration Statement on Form S-3 registering 4,000,000 shares of the Common Stock ($2.50 par value) of Con Edison (the "Securities") for issuance from time to time pursuant to Rule 415 under the Securities Act of 1933 (the "Registration Statement"). The Securities are to be issued under Con Edison's Automatic Dividend Reinvestment and Cash Payment Plan (the "Plan"), which is presented in its entirety under the heading "Description of the Plan" in the prospectus, dated March 14, 1996, and the prospectus, dated November 23, 1993, as amended by the prospectus supplement, dated March 14, 1996, constituting a part of the Registration Statement (the "Prospectuses").

     I have examined such documents as I have deemed necessary for the purpose of this opinion, including (a) the Certificate of Incorporation and the By-Laws of Con Edison; (b) the Plan; and
(c) minutes of meetings of the Board of Trustees of Con Edison. It is my opinion that the Securities are or will become legally issued, fully paid and non-assessable upon:

     1. the issuance of the Securities by Con Edison pursuant to an order of the Public Service Commission of the State of New
York (the "PSC") authorizing the issuance thereof;

     2. the due authorization and execution of the Securities by Con Edison; and

     3. the receipt by Con Edison of payment for the Securities in accordance with the terms set forth in the Registration Statement.
     I consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to me under the caption "Legal Matters" in the Prospectuses. However, in giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

                              Very truly yours,

                              PETER J. O'SHEA, JR.